Exhibit 99.1



Wednesday July 25, 2001  11:17 am Eastern Time


Netgateway, Inc. Announces Conversion of King
William Debt to Common Stock

Agreement Eliminates $2.2 Million in Debt And Risk of Substantial
Future Dilution

OREM,  Utah,  July 25  /PRNewswire/  --  Netgateway,  Inc. (OTC Bulletin  Board:
NGWY.OB - news) announced today that it has signed a definitive agreement with King William, holder of a $2.5 million convertible note, to convert the note into common stock of Netgateway, a $400,000 unsecured non-convertible note of Netgateway and a one time payment of $100,000. King William will forgive the $400,000 promissory note upon the satisfaction of certain conditions.

Under the new agreement, King William will be issued approximately 2.8 million additional shares of Netgateway, bringing its total holdings in Netgateway to approximately 10%. If 2.8 million shares are issued the transaction would value them at approximately $.75 per share. The exact number of shares to be issued will be based on the total number of shares of Netgateway that are outstanding at the time of the conversion. Consummation of the agreement is subject to a number of conditions. Completion of the conversion is presently anticipated on or before August 7, 2001.

Said Netgateway Chairman and Chief Executive, Don Danks, "I am excited to have the opportunity to eliminate this debt and believe that this agreement speaks to the growing confidence our debt holder has in the future of Netgateway. I think this makes clear they see Netgateway as a viable company with a great deal of potential for future growth. They will now join fully Netgateway's existing shareholders as equity stakeholders and the company believes they will be supportive of management's efforts to grow the company and seek recognition by the market of its full value."

Danks added, "This agreement creates a definitive capital structure and should bring a greater level of stability and certainty to the value of Netgateway stock because the risk of substantial dilution through conversion of the debenture will be eliminated. This is a terrific development for the company and all of its shareholders, including King William. This agreement should also make it easier for the company to obtain additional capital to finish cleaning up its balance sheet and for working capital. We can now redouble our efforts to build revenues, become even more profitable and broaden the market for the Company's stock."


About Netgateway

Netgateway is a leading technology and training company delivering eServices to small businesses and entrepreneurs. Netgateway provides eServices and training to over 100,000 customers annually. Netgateway enables companies of all sizes to extend their business to the Internet quickly, effectively -- with minimal investment. Netgateway develops, hosts, licenses, and supports a wide range of Internet applications. Netgateway (www.netgateway.com) is located at 754 Technology Ave.,Orem, UT 84097.

Information included within this press release describing the projected growth and future results and events, including the consummation of the aforementioned agreement, forgiveness of the $400,000 promissory note and the anticipated benefits of the agreement, constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statement, including without limitation, continued demand for and acceptance of the company's products and services and the company's ability to raise additional capital. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this press release.